Exhibit 99.1

Cortland Bancorp Welcomes New Member to Board of Directors: Joseph E. Koch

CORTLAND — Cortland Bancorp the holding company for the Cortland Savings and Banking Company (the “Bank”), announced today that the Company’s Board of Directors approved the appointment of Joseph E. Koch as a member of the Board of Directors of the Company and Bank. The appointment was effective May 18, 2010.

Mr. Koch will join Board Chairman Timothy K. Woofter, Jerry A. Carleton, David C. Cole, George E. Gessner, James E. Hoffman III, Neil J. Kaback, Karl Ray Mahan, Richard B. Thompson, Executive Vice President Timothy Carney and President and Chief Executive Officer James M. Gasior on the Board of Directors for both the Company and the Bank.

A lifelong resident of Austintown, Mr. Koch has been an established local business owner for more than 32 years with the following companies: Joe Koch Construction, Stan Jim Homes, Kingwood Real Estate, Joe Koch Realty and Eagle Ridge Properties LLC. His companies have opened numerous developments in the Valley, and his organization was recognized by “Inc.” magazine, as the 140th fastest growing private company in the United States. In addition to his success in the construction trade, Mr. Koch previously served on the Board of Directors for the Home Builder’s Association from 1991-2003, where he held the following positions: developer’s council chairman and governmental affairs committee chairman.

Determined to give back to his community, Mr. Koch created the Koch Family Charitable Foundation to maintain, operate and fund recreational community baseball leagues in the tri-county area. His foundation and companies have sponsored numerous baseball teams from Little League through Class B Baseball and many youth soccer teams. Mr. Koch is also involved in numerous business and philanthropic interests including the Austintown Growth Foundation.

An independent Community Bank since 1892, Cortland Banks serves Trumbull, Portage, Ashtabula, Geauga and Mahoning Counties.  Cortland Banks offers products and services similar to regional and national banks, Cortland Banks emphasizes responsive and personalized service.  The Company’s “Local Banking/Local Decisions” theme highlights a culture where customers are known by name rather than account number, and where decisions are made by directors and managers who reside and work in the communities where the Company’s headquarters and branches operate.

For additional information about Cortland Banks visit http://www.cortland-banks.com.